Exhibit 5.3

CLIFFORD CHANCE 2-4 PLACE DE PARIS B.P. 1147 L-1011 LUXEMBOURG GRAND-DUCHÉ DE LUXEMBOURG TEL +352 48 50 50 1 FAX +352 48 13 85 www.cliffordchance.com

LEGAL OPINION

Anheuser-Busch InBev Worldwide Inc. 1209 Orange Street Wilmington Delaware 19801 USA (the “Addressee”)	21 December 2012

Dear Sirs,

Anheuser-Busch InBev Worldwide Inc. (the “Issuer”) – Amendment No. 2 to the Registration Statement on Form F-3 to be filed with the United States Securities and Exchange Commission (the “SEC”) on 21 December 2012.

1.	We have acted as Luxembourg legal advisers for Anheuser-Busch InBev SA/NV (“ABI”), Brandbrew S.A. (“Brandbrew”) and Brandbev S.à r.l. (“Brandbev”) in relation to the above transaction (the “Transaction”) and have been requested to deliver the following opinion (the “Opinion”) to the Addressee in respect of the agreements listed under paragraph 2.

We have not been responsible for advising the Addressee to the Transaction and the delivery of this Opinion to the Addressee or to any other person to whom a copy of this Opinion may be communicated does not evidence the existence of any such advisory duty on our behalf to the Addressee or such person.

We have issued a legal opinion in relation to this Transaction on 16 July 2012 (the “Prior Legal Opinion”). The present Opinion is issued to you in the same capacity as under the Prior Legal Opinion and in addition to the Prior Legal Opinion, which shall not be affected by the present Opinion.

2.	For the purpose of this Opinion, we have reviewed:

2.1	the form F-3 registration statement (the “Registration Statement”) including the prospectus dated 21 September 2010 (the “Existing Prospectus”) and to be filed with the SEC on 21 December 2012;

2.2	an executed copy of the amendment No. 2 dated 21 December 2012 to the Registration Statement (the “Registration Statement Amendment No. 2”) and to be filed with the SEC on 21 December 2012;

2.3	an executed copy of the New York law governed twenty-ninth supplemental indenture dated 20 December 2012 (the “ Supplemental Indenture”) to the Base Indenture II, and entered into between, amongst others, the Issuer, ABI as Parent Guarantor, Brandbrew and Brandbev as Subsidiary Guarantors and BONY as trustee, pursuant to which Brandbev acceded as guarantor to the Base Indenture (as defined below) for the purpose of securing the obligations of the Issuer under the Indenture.

Brandbrew and Brandbev shall be collectively referred to as the “Luxembourg Obligors”.

Terms defined in the Supplemental Indenture shall have the same meaning herein, unless expressly provided to the contrary.

“Ancillary Documents” means any ancillary documents necessary or useful for the proper implementation or execution of the Existing F-3 Documents, or, more generally, in the context of the transaction contemplated in the Existing F-3 Documents, including, without limitation, agreements, deeds, related invoices, letters, power of attorneys, confirmations, notices (including but without being limited to, any utilization request or selection notice), receipts or certificates to be signed and/or dispatched in relation herewith, or any related documents that the relevant signatories shall consider necessary, appropriate or desirable in relation therewith.

“Base Indenture” means the New York law governed base indenture dated 16 October 2009 (as amended from time to time prior to the execution of the Twenty-Ninth Supplemental Indenture), and entered into between, amongst others, the Issuer, ABI as Parent Guarantor, Brandbrew as Subsidiary Guarantor and BONY as trustee.

“Existing F-3 Documents” means the Base Indenture and any supplemental indenture thereto (including but without being limited to the Supplemental Indenture), the Registration Statement and any registration statement on Form 8-A with respect to any security not already registered, any and all exhibits (including any form of underwriting agreement and any supplement to the Existing Prospectus and amendments thereto (including post-effective amendments and, in particular, Registration Statement Amendment No. 2) and any subsequent registration statement in respect of the Notes and the Luxembourg Obligors’ guarantee thereof that is to be effective upon filing by the Luxembourg Obligors pursuant to Rule 462(b) or Rule 462(d) under the United States Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC.

“Indenture” means the Base Indenture as amended by the Twenty-Ninth Supplemental Indenture, pursuant to which the Issuer will issue from time to time the debt securities in the form as set out in Article 2 therein (the “Notes”), which otherwise provided for in Section 206 of the Base Indenture will be unconditionally and irrevocably guaranteed by the Luxembourg Obligors. Such guarantee will be contained in guarantees (in the form set out in Section 206 to the Base Indenture) to be endorsed to the Notes (each a “Guarantee”).

“Transaction Documents” means collectively the Supplemental Indenture, the Indenture and the Guarantees to be endorsed to the Notes from time to time.

We have further reviewed the following documents:

2.4	in relation to Brandbrew:

2.4.1	a copy of its coordinated articles of association dated 15 June 2010 (the “Brandbrew Constitutional Documents”);

2.4.2	a copy of the written resolutions of its board of directors dated 17 December 2012 and amongst other things, (i) approving the terms of the Existing F-3 Documents, and (ii) authorising any director of Brandbrew appointed from time to time, including Gert Bert Maria Magis, Erik Van den Enden, Jean-Louis Van de Perre, Pascal Peigneux, Jan Pohlodek (the “Brandbrew Directors”) and each of Mr. Carlos Brito, Ms. Sabine Chalmers, Mr. Felipe Dutra, Mr. John Blood, Ms. Maria Fernanda Lima da Rocha Barros, Mr. Thomas Larson, Mr. Craig Katerberg, Mr. Benoit Loore, Ms. Ann Randon, Mr. Jo Van Biesbroeck, Mr. Scott Gray, Ms. Christine Delhaye, Ms. Liesbeth Hellemans, Mr. Fernando Tennenbaum, Mr. Frederik Rogge and Mr. Antonio Frascogna, each acting individually and with full power of substitution (together with the Brandbrew Directors, the “Brandbrew Authorised Signatories”) to enter into and execute the Existing F-3 Documents and any Ancillary Document on its behalf, and file the Registration Statement and the Registration Statement Amendment No. 2 with the SEC (the “Brandbrew Director Resolution”);

2.4.3	an excerpt from the Luxembourg register of commerce and companies (the “Register”) dated 21 December 2012 (the “Brandbrew Excerpt”); and

2.4.4

a certificate (the “Brandbrew Certificate”) from the Register dated 21 December 2012 stating that as of 20 December 2012, no judicial decision (the “Judicial Decision”) has been registered with the Register by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which Brandbrew would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law (together the “Judicial Proceedings”) including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

All such documents are collectively referred to as the “Brandbrew Corporate Documents”;

2.5	in relation to Brandbev:

2.5.1	a copy of its coordinated articles of association dated 14 December 2012 (the “Brandbev Constitutional Documents”);

2.5.2	a copy of the written resolutions of its board of managers dated 17 December 2012 and amongst other things, (i) approving the terms of the Existing F-3 Documents, and (ii) authorising any manager of Brandbev appointed from time to time, including Gert Bert Maria Magis, Erik Van den Enden, Jean-Louis Van de Perre, Pascal Peigneux, Jan Pohlodek (the “Brandbev Managers”) and each of Mr. Carlos Brito, Ms. Sabine Chalmers, Mr. Felipe Dutra, Mr. John Blood, Ms. Maria Fernanda Lima da Rocha Barros, Mr. Thomas Larson, Mr. Craig Katerberg, Mr. Benoit Loore, Ms. Ann Randon, Mr. Jo Van Biesbroeck, Mr. Scott Gray, Ms. Christine Delhaye, Ms. Liesbeth Hellemans, Mr. Fernando Tennenbaum, Mr. Frederik Rogge and Mr. Antonio Frascogna as ad-hoc agents, each acting individually and with full power of substitution (together with the Brandbev Managers, the “Brandbev Authorised Signatories”) to enter into and execute the Existing F-3 Documents and any Ancillary Document on its behalf and to file the Registration Statement and Registration Statement Amendment No. 2 with the SEC (the “Branbev Manager Resolution”);

2.5.3	an excerpt from the Luxembourg register of commerce and companies (the “Register”) dated 21 December 2012 (the “Brandbev Excerpt”); and

2.5.4	a certificate (the “Brandbev Certificate”) from the Register dated 21 December 2012 stating that as of 20 December 2012, no Judicial Decision has been registered with the Register by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Brandbev would be subject to one of the Judicial Proceedings including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

All such documents are collectively referred to as the “Brandbev Corporate Documents”.

The Brandbrew Corporate Documents and the Brandbev Corporate Documents shall be collectively referred to as the “Corporate Documents”.

The Brandbrew Constitutional Documents and the Brandbev Constitutional Documents shall be collectively referred to as the “Constitutional Documents”.

The Brandbrew Director Resolution and the Brandbev Manager Resolution shall be collectively referred to as the “Resolutions”.

The Brandbrew Authorised Signatories and the Brandbev Authorised Signatories shall be collectively referred to as the “Authorised Signatories”.

The Brandbrew Excerpt and the Brandbev Excerpt shall be collectively referred to as the “Excerpts”.

The Brandbrew Certificate and the Brandbev Certificate shall be collectively referred to as the “Certificates”.

3.	We have not reviewed any documents other than the Registration Statement, the Registration Statement Amendment No. 2, the Transaction Documents and the Corporate Documents as defined above, and this Opinion does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the parties, even if there is a reference to any such documents in a Transaction Document.

4.	Nothing in this Opinion is intended to and may be construed as extending, changing, superseding or updating any of the opinions, reservations, and qualifications expressed in the Prior Legal Opinion, and any and all opinions contained herein are, to the extent relevant, subject to the assumptions, qualifications, reservations and limitations expressed in the Prior Legal Opinion, whether or not restated herein.

5.

This Opinion is confined to and given on the basis of the laws of the Grand-Duchy of Luxembourg (“Luxembourg”) as currently applied by the Luxembourg courts in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Registration Statement, the Registration Statement Amendment No. 2 and the Transaction Documents governed by New York law under New York law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Registration Statement, Registration Statement Amendment No. 2 and the Transaction Documents under such laws. Accordingly, our review of the Registration Statement, the Registration Statement Amendment No. 2 and the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to New York law or any other applicable law (other than Luxembourg law).

Notwithstanding the particular assumptions below, we have assumed that there is nothing in the law of any jurisdiction (in particular in any applicable insolvency, bankruptcy, liquidation or other similar laws of such jurisdiction applicable to any of the parties) other than Luxembourg which would affect this Opinion.

6.	This Opinion is given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

7.	The Opinion assumes, both on the date of this Opinion and the future date of execution of each Guarantee (as applicable):

7.1	the genuineness of all signatures and seals, and that persons purported to have signed have in fact signed;

7.2	the completeness and conformity to the originals of all documents supplied to us as certified, facsimile, photostatic or electronic copies or documents sent by fax or email and the authenticity of all original documents, as well as the accuracy and authenticity of all documents submitted to us;

7.3	that the Supplemental Indenture has been duly executed in the form of the drafts reviewed by us and that each Guarantee will be duly executed in a form substantially identical to the form of the same attached to the Indenture and that no amendments will be made to the Indenture nor to the Prospectus;

7.4	that the Supplemental Indenture has been signed on behalf of each of the Luxembourg Obligors by one of its Authorised Signatories;

7.5	that the Guarantees constitute Ancillary Documents;

7.6	that each of the parties to the Transaction Documents other than the Luxembourg Obligors (the “Other Parties”) is duly incorporated or organised and validly existing under the laws of its respective place of incorporation and all other applicable laws and the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform its respective obligations under the Transaction Documents;

7.7	the due execution and delivery by each of the Other Parties of the Supplemental Indenture;

7.8	that the execution and delivery by the Other Parties of the Supplemental Indenture is legal, valid and binding on them under the laws of their respective places of incorporation or organisation and under all other applicable laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), in their corporate interest and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws (other than, but only to the extent opined upon herein, the laws of Luxembourg);

7.9	that the choice of jurisdiction provisions contained in the Base Indenture is part of the Twenty-Ninth Supplemental Indenture as a matter of NewYork law;

7.10	that each of the parties to the Note Documents (the “Parties”) has taken or will take (as applicable) all corporate and other actions required to authorized the execution, delivery and performance of the Guarantees and that the transactions contemplated in the Guarantees may be legally effected by such Parties;

7.11	that each of the Parties to the Guarantees has obtained or will obtain prior to execution and delivery of the Guarantees all consents, approvals, licences or authorisations of, or complied with all notarisation, validation or stamping by, of filing, recording or registration with, any public authority, as may be required for the execution, delivery and performance by such Parties of the Guarantees or in order to ensure their admissibility in evidence in court, or their enforceability vis-à-vis third parties;

7.12	that the Guarantees will be duly executed by duly authorised representative(s) of each of the Parties and that the authorised signatories of each of the Parties will have validly given its consent to the Guarantees and will have, at the time of the execution and the issue of the Guarantees, full legal power and capacity to execute such Guarantees in the name and on behalf of such Party;

7.13	that the Notes to be issued in the future and any Guarantee issued in relation thereto will be duly approved by resolutions of the directors and/or managers (as applicable) of each of the Luxembourg Obligors;

7.14

that all obligations under the Supplemental Indenture are, and all obligations under the Guarantees will be (on the date such Guarantees are entered into) valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of

Luxembourg), most notably the expressed governing law, and that the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and that there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing;

7.15	that the parties entered into the Supplemental Indenture and will enter into the Guarantees without any intention to defraud or deprive of any legal benefit any other persons or parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (and in particular any tax law);

7.16	that the place of the central administration (siège de l’administration centrale) and the centre of main interests of each of the Luxembourg Obligors is located at its registered office (siège statutaire) in Luxembourg and that none of the Luxembourg Obligors has an establishment outside Luxembourg (each such terms as defined respectively in the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings, as amended (“Regulation 1346/2000”) or domestic Luxembourg law);

7.17	that each of the Luxembourg Obligors is in full compliance with the law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations) as amended imposing certain requirements on companies having established their registered office with a third party (other than a company belonging to the same group of companies or an individual being a direct or indirect shareholder exercising a significant influence on the conduct of the domiciliated company’s business) providing certain administrative services to such companies;

7.18	that the entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Luxembourg Obligors (in that respect we refer you to the statements in the Resolutions);

7.19	that the Resolutions have been validly taken, have not been rescinded or amended, that all statements made therein are true, accurate and up-to-date and that there have been no amendments to the Constitutional Documents;

7.20	that the Excerpts are true, accurate and up to date both on the date of this Opinion and on the date of execution of the Resolutions;

7.21	that the Certificates are correct and up-to-date and that all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Luxembourg law dated 10 August 1915 on Commercial Companies, as amended (the “1915 Law”)) have been duly registered within the applicable legal time periods with the Register;

7.22	that the Notes will not be the subject of a public offering in Luxembourg for the purposes of the Luxembourg law dated 10 July 2005 on prospectus for securities as amended (the

“Prospectus Law”) and implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading as amended (the “Prospectus Directive”);

7.23	that the Notes are not and will not be listed on a regulated market within the meaning of the Prospectus Law and/or the Prospectus Directive and that the Notes will not be listed in Luxembourg;

7.24	that no winding-up, insolvency or other similar petition has been presented for any of the parties to the Transaction Documents;

7.25	that the Notes’ proceeds have not been and will not be used to finance or refinance an acquisition of, or subscription to, any shares in Brandbrew;

7.26	that none of the Luxembourg Obligors is subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law; and

7.27	that none of the Luxembourg Obligors does meet or threaten to meet the criteria for the opening of any of the procedures referred to under 7.26.

8.	According to the Certificates, no Judicial Decision opening Judicial Proceedings (including in particular bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings) against the Luxembourg Obligors has been registered with the Register on the date stated therein. The Certificates do not indicate whether a Judicial Decision has been taken or Judicial Proceedings have been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the Register necessary occurs and the actual registration of the Judicial Decision in the Register. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Certificates are not conclusive as to the opening and existence or not of Judicial Decisions or Proceedings and should not be relied upon as such. The Certificates do not, for the avoidance of doubt, purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

9.	On the above assumptions, subject to any matters not disclosed to us and subject to the reservations set out below, we are of the opinion that:

9.1	Brandbrew is incorporated and existing in Luxembourg as a société anonyme and Brandbev is incorporated and existing in Luxembourg as a société à responsabilité limitée;

9.2	each of the Luxembourg Obligors has the power to enter into the Supplemental Indenture, exercise its rights and perform its obligations under the Indenture;

9.3	all necessary corporate action has been taken and authority granted to enable each of the Luxembourg Obligors validly to enter into the Supplemental Indenture;

9.4	each of the Luxembourg Obligors has validly executed the Supplemental Indenture;

9.5	the obligations expressed to be assumed by each of the Luxembourg Obligors in the Transaction Documents (but in relation to the Guarantees only, once the Guarantees will have been validly entered into) are not contrary to any rules of Luxembourg international public policy (ordre public international) or mandatory laws (lois de police) applicable in this context and in any proceedings commenced in Luxembourg where the laws of the State of New York are pleaded and proved, such obligations would be recognised by the Luxembourg courts as its legal, valid and binding obligations, enforceable in accordance with their terms; and

9.6	in any proceedings taken in Luxembourg, none of the Luxembourg Obligors shall be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

10.	The Opinion set forth above is subject to the following reservations:

10.1	the rights and obligations of the parties under the Transaction Documents may be limited or affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally;

10.2	whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against any party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro;

10.3	a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy;

10.4	the enforcement of the Transaction Documents in Luxembourg may require an election of domicile in case of Luxembourg court proceedings for the purpose thereof;

10.5	insofar as the laws of Luxembourg are concerned, provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure transfer of any security interests attaching to the rights or obligations to be transferred or assigned;

10.6	the enforcement of the Transaction Documents and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure;

10.7	with respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon the Luxembourg Obligors, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a party to provide further evidence;

10.8	we express no opinion as to the validity or enforceability of provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest, such clauses may not be enforceable against a Luxembourg party before a Luxembourg court even if they are valid under the respective governing law;

10.9	claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim;

10.10	a Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere;

10.11	designation of jurisdiction of courts in the interest of one party or one group of parties only will not prevent those parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction;

10.12

in a recent decision dated 26 September 2012, the French Cour de Cassation has denied effect to a jurisdiction clause (in a form similar to the one in the Transaction Documents), which gives exclusive jurisdiction to one court but allows one of the parties to bring actions in other courts, as being contrary to the object and the finality of the prorogation of jurisdiction (prorogation de compétence) of Article 23 of Regulation 44/2001. While Luxembourg case-law has recognised the validity and enforceability of such jurisdiction clauses in the past (under the Brussels Convention), some uncertainty has arisen (even outside France) as to the validity and effectiveness of such clauses under Regulation 44/2001 as a result of the French decision. If a Luxembourg court would adopt the same approach, the jurisdiction clause both in as far as the New York Courts and the courts of the Kingdom of Belgium are concerned would be ineffective and normal rules of jurisdiction would apply;

10.13	the president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgement attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law, in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would most likely be governed by Luxembourg law;

10.14	the Luxembourg courts would not apply a chosen foreign law if the choice was not made bona fide and/or:

10.14.1	if the foreign law was not pleaded and proved, or

10.14.2	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order;

10.15	a Luxembourg court may refuse to apply the chosen governing law of the Supplemental Indenture in the following cases:

10.15.1	where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply,

10.15.2	where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

10.15.3	if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application, or

10.15.4	regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place, or

10.15.5	if a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000;

10.16	jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims;

10.17	the admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German;

10.18	no opinion (other than under 9.6) is expressed on any tax consequences of the Transaction Documents or the transactions considered;

10.19	no opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them;

10.20	the Constitutional Documents (as well as any other documents relating to the Luxembourg Obligors. the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof;

10.21	a contractual provision allowing the service of process against any of the Luxembourg Obligors or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against any of the Luxembourg Obligors in accordance with applicable laws at its registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Obligors would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court;

10.22	any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by any of the Luxembourg Obligors may as a matter of Luxembourg law (which a court may also apply to powers governed by foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney;

10.23	any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by any of the Luxembourg Obligors (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligors’ bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Oblgors entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances);

10.24	the right of a party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings; and

10.25	a severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause;

11.	In this Opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

This Opinion is delivered to you in such capacity attributed to you under the Transaction Documents and is only for your use. It is strictly limited to the matters stated herein, it only speaks as of this day and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Transaction Documents or otherwise. Unless otherwise stated below, it may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent. This Opinion may however be disclosed without our prior written consent to any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings. This Opinion does not contain any undertaking to update it or to inform you of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

We consent to the filing of this opinion as an exhibit to the Registration Statement Amendment No.2. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

CLIFFORD CHANCE

/s/ Marc Mehlen

Marc Mehlen
Avocat à la Cour